Exhibit (a)(1)(v)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the Associated Series A Junior Participating
Preferred Stock Purchase Rights)
of
POSSIS MEDICAL, INC.
Pursuant to the Offer to Purchase
Dated February 25, 2008
by
PHOENIX ACQUISITION CORP.
a wholly-owned subsidiary of
MEDRAD, INC.
an indirect, wholly-owned subsidiary of
BAYER AKTIENGESELLSCHAFT

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated February 25, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Phoenix Acquisition Corp, a Minnesota corporation (“Purchaser”), which is a wholly-owned subsidiary of MEDRAD, Inc., a Delaware corporation (“Parent”), which is an indirect, wholly-owned subsidiary of Bayer AG, a corporation formed under the laws of the Federal Republic of Germany, to purchase for cash all outstanding shares of common stock, par value $.40 per share, and the associated series A junior participating preferred stock purchase rights (the “Shares”), of Possis Medical, Inc., a Minnesota corporation (the “Company”). The Offer is being made in connection with the Agreement and Plan of Merger dated as of February 11, 2008, among Parent, Purchaser and the Company, as amended by Amendment No. 1 dated February 20, 2008 (as amended, the “Merger Agreement”). We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $19.50 per Share, net to you in cash without interest;

2. The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on Tuesday, March 25, 2008, unless extended (as extended, the “Expiration Date”);

3. The Offer is conditioned upon, among other things: (i) there having been validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as extended) and not withdrawn, that number of Shares which represents at least two-thirds of the total number of outstanding Shares on a fully diluted basis, which means the number of Shares outstanding, together with all shares of the Company’s common stock which the Company would be required to issue upon conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof; (ii) the waiting period (and any extension thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any merger control, antitrust and competition laws of any jurisdiction other than those of the United States having expired or been terminated and any approvals required under such laws having been obtained; and (iii) subject to certain exceptions, there not having occurred any change, event, effect or occurrence arising after the date of the Merger Agreement which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, operations, business or results of operations of the Company and its subsidiaries taken as a whole; and

4. Any stock transfer taxes applicable to the sale of the Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Mellon Investor Services LLC (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for, or confirmations of book-entry transfer of, such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Possis Medical, Inc.
by Phoenix Acquisition Corp.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 25, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Phoenix Acquisition Corp. to purchase all outstanding shares of common stock, par value $.40 per share ( the “Shares”), of Possis Medical, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered	SIGN HERE

Shares*

Signature(s)

Name(s)

Address(es)

Dated , 200 .	(Zip Code)

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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